Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 26, 2020, relating to the consolidated financial statements of SiteOne Landscape Supply, Inc. and the effectiveness of SiteOne Landscape Supply, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of SiteOne Landscape Supply, Inc. for the year ended December 29, 2019. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

August 3, 2020